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MMI Companies, Inc.
540 Lake Cook Road  Deerfield, Illinois 60015-5290
847-374-2400  FAX 847-940-2372


INVESTOR CONTACT:  Paul Orzech,  847-374-2369


        MMI Companies, Inc. to Report Fourth Quarter
         Reserve Strengthening Charge of $65 million


DEERFIELD, IL, January 25, 2000 - MMI Companies, Inc. (NYSE:
MMI) today reported that its financial results for the fourth quarter ended December 31, 1999 will include a charge totaling $65 million for increasing reserves in its international insurance operations. As a result, operating loss per share, which does not include realized gains and losses on investments, net of tax, for the quarter ended December 31, 1999 is expected to range from $2.19 to $2.29, and net loss per share is expected to range from $2.20 to $2.30. For the year ended December 31, 1999, operating loss per share is expected to range from $5.22 to $5.32, and net loss per share is expected to range from $5.44 to $5.54. Actual results are expected to be announced on February 24, 2000.

The majority of the reserve increase relates to casualty lines, primarily United States medical malpractice and surplus lines business. The reserve increase relates to development that occurred during the fourth quarter and applies principally to business written by Unionamerica Insurance Company Limited from 1995 to 1999, reflecting a continuation of competitive market conditions and increasing trends in severity. The net of tax impact of the charge is expected to be $45.5 million, or $2.37 per share.

On December 20, 1999, MMI signed a definitive agreement to be acquired by The St. Paul Companies for $10 per share in cash, or $200 million. B. Frederick Becker, Chairman and CEO of MMI, stated, "The St. Paul has been notified of the charge and indicated that both its pricing of the transaction, and its statement that it would be accretive to 2001 earnings, reflected The St. Paul's belief that it would need to take a significant reserve increase at closing. Directionally, our strengthening moves us closer to The St. Paul's assessment of our required reserve levels."
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Forward-looking statements

Certain matters referred to herein contain forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations and adequacy of reserves. To that extent, MMI claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. MMI assumes no duty to update such forward-looking statements. Readers are cautioned that important factors could affect the future results of MMI and cause those results to differ materially from those expressed in such forward-looking statements. These factors include successful execution of the Company's operating plans, the level of continued demand for its products and services, actions of competitors with respect to products and pricing, future reserve development, levels of future expenses, evolution of the healthcare industry, the Company's principal market, general equity market conditions, and regulatory and legal uncertainties.

MMI Companies, Inc. is an international healthcare risk services company with more than 25 years of experience providing a wide range of products and services that help the healthcare industry enhance its performance and manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides strategic consulting services, clinical risk management and operational consulting services, insurance and reinsurance throughout the US, particularly to the healthcare industry, and underwrites insurance and reinsurance in the London market. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas. For more information about MMI Companies, please visit the Company's Web site at www.mmicompanies.com.


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